Exhibit 21.1

SUBSIDIARIES OF RADICA GAMES LIMITED




                                                      State or Country
Name of Subsidiary                                    in Which Organized
------------------------------------------------------------------------

UNITED STATES

Radica Enterprises Ltd                                Nevada
(Operates as Radica USA Ltd)
 - Radica UK Ltd                                      UK
 - Radica Canada Ltd                                  Canada

Disc., Inc.                                           Nevada
(Operates as Radica Innovations)


INTERNATIONAL

Radica Limited                                        Hong Kong
 - Radica China Ltd                                   British Virgin Islands
    - Dongguan Radica Games Manufactory Co. Ltd       People's Republic of China
    - RadMex S.A. de C.V. (dormant)                   Mexico

Radica Sales (HK) Ltd                                 Hong Kong